EXHIBIT 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “Agreement”), is made this 15th day of November, 2005, by and among CANTON CROSSING TOWER, LLC, a Maryland limited liability company, having an address at 3301 Boston Street, Baltimore, MD 21224(the “Landlord”), and First Mariner Bank, a Maryland Corporation(the “Tenant”),

WITNESSETH, THAT WHEREAS, by a Lease Agreement dated May 12, 2005, by and between the Landlord and Tenant (the “Lease”), the Landlord leased to Tenant and Tenant leased from the Landlord all of that certain space, in the building known as Canton Crossing Tower, located at 1501 South Clinton Street, which is more particularly described therein (hereinafter and therein referred to as "the Demised Premises"); and

WHEREAS, the Landlord and the Tenant desire to amend certain provisions of the Lease,

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual entry into this Agreement by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto hereby agree as follows:

Section 1. Amendment - Premises. Pursuant the paragraph 1, sentence 3, the Tenant has elected to exercise, and Landlord has elected to grant, the right for the expansion of rental square footage by 16,136 rentable square feet.

Section 2.  Amendment - Premises. Paragraph (1), the first sentence of paragraph one of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“1. Premises. Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, for the term and on the conditions hereinafter provided, approximately 63,552 usable square feet of space on the 4th, 15th and 16th floors, upon mutual consent between Landlord and Tenant, the floor location may be subject to change, 74,061 rentable square feet based on current BOMA standards and the common area and core factor rates, and known as Suite TBD (hereinafter referred to as the “Demised Premises”), of the building known as Canton Crossing Tower (“Building”), together with the right to the non-exclusive use, in common with others, of such footways, hallways, parking areas and other facilities designed for common use in the Building or on the land on which the Building is located (hereinafter collectively referred to as the “Property”).”

Section 3. Amendment- Landlord’s Costs. Paragraph (4)(b)(i) of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“(i) “Tenant’s Pro Rata Share” shall mean 15.53% representing the ratio that the rentable area of the Demised Premises (i.e., 74,061 rentable square feet) bears to the total rentable area in the Building (i.e., 476,915 rentable square feet).”

Section 4. Amendment - Parking. Paragraph [9] of the Lease is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

“9.  Parking. Parking for the Property includes the non-exclusive right to use 212 spaces in the surface parking areas as directed by Landlord. The parking areas and surface lot are referred to as the “Parking Facilities.” The use of the Parking Facilities by Tenant, and Tenant’s employees, visitors, invitees and licensees, shall be at their sole risk and expense, and in no event shall Landlord have any liability for damage, to or theft or loss of, property of Tenant or of Tenant’s employees, visitors, invitees or licensees sustained in or about the Parking Facilities. The Parking Facilities shall be subject to reasonable rules and regulations governing the use thereof which shall be uniformly enforced and not enforced against Tenant in a discriminatory manner and from time to time be relocated with reasonable notice to Tenant. Tenant agrees to keep, observe and comply with all such rules and regulations, and will direct and require its employees, visitors, invitees and licensees to comply therewith. No one is authorized to accept possession of any vehicle from Tenant or from Tenant’s employees, visitors, invitees or licensees, or to accept custody of any articles from Tenant. Parking shall be on an unreserved first come, first serve basis at no charge throughout the Lease Term and any renewals or expansions.”

Section 5.  Representations and Covenants.

5.1. The Landlord hereby represents and warrants to the Tenant that the Landlord holds all of the lessor's rights under the provisions of the Lease, and as such has full power and authority to enter into this Agreement and take each action to be taken by the Landlord hereby or pursuant to the provisions hereof.

5.2. The Tenant hereby represents and warrants to the Landlord that the Tenant holds all of the lessee's rights under the provisions of the Lease, and as such has full power and authority to enter into this Agreement and take each action to be taken by the Tenant hereby or pursuant to the provisions hereof.

5.3. Each of Landlord and Tenant represent to the other that the Lease is in full force and effect, that neither party is in default or breach of any of their respective obligations under the Lease.

Section 6. General.

6.1.  Effectiveness. This Agreement shall become effective upon and only upon its execution and delivery by each party hereto.

6.2.  Complete understanding. This Agreement represents the complete understanding among the parties hereto as to the subject matter hereof, and supersedes all prior negotiations, representations, guaranties, warranties, promises, statements or agreements, either written or oral, among the parties hereto as to the same.

6.3.  Waiver. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.

6.4.  Successors. Subject to the provisions of the Lease, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns hereunder.

IN WITNESS WHEREOF, each party hereto has executed and ensealed this Agreement or caused it to be executed and ensealed on its behalf by its duly authorized representatives, the day and year first above written.

WITNESS or ATTEST:		CANTON CROSSING TOWER, LLC, A Maryland limited liability company,
	By:	/s/ Edwin F. Hale, Jr.	(SEAL)

Name: Edwin F. Hale, Jr.
Title:

WITNESS or ATTEST:		FIRST MARINER BANK TENANT
	By:	/s/ Joseph Cicero	(SEAL)

Name: Joseph Cicero
Title: